American Capital Holdings

601 Seafarer Circle

Suite 402

Jupiter, FL 33477-9053

561-429-8704 Office

Delivered via United States Postal Service - First Class

                       Certified Mail Return Receipt Requested No. 200915

October 14, 2009

Thomas Andres CPA

North Palm Beach, FL 33408

Dear Tom,

This letter is to confirm my conversation with you at 10:44am on October 13, 2009. During this telephone conversation, we set up a tentative time to meet with Barney Richmond on Thursday October 15, 2009 at 1:30pm at a place to be determined.

You also stated that your office received our certified letter on Wednesday last week. You did not view the letter until later in the week. You then forwarded the letter to your errors and ommissions insurance carrier and to the Fuoco office in New York earlier this week.

We ask that you provide us with your errors and ommission insurance carrier. Both Barney and I look forward to meeting with you and trying to get all our subsidiaries filings current.

Sincerely,

__________________________

Richard C. Turner

Treasurer

American Capital Holdings, Inc.

RCT/rt

cc:       File/chrono2009